UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2007

Kinetic Concepts, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-09913	74-1891727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8023 Vantage Drive San Antonio, Texas		78230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (210) 524-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 17, 2007, Kinetic Concepts, Inc. (the "Company") executed an offer letter with Linwood A. Staub, age forty-five, appointing him as President, Global VAC of the Company. Since 1985, Mr. Staub has held a number of roles with the Ethicon Division of Johnson & Johnson. Prior to joining the Company, Mr. Staub was the Vice President of U.S. Sales and Marketing, where he led the sales and marketing operations for Johnson & Johnson's global wound management business.

According to the terms of the offer letter, Mr. Staub is entitled to a base salary of $350,000 on an annualized basis, and will be eligible for an incentive bonus with a target amount equivalent to 55% of his annual base salary as part of the Company's annual incentive bonus program. Mr. Staub will also receive a sign-on cash bonus of $100,000. Additionally, Mr. Staub will receive new hire stock options and restricted stock grants which will have a Black-Scholes value of approximately $1.35 million, split 60% in stock options and 40% in restricted shares.

If Mr. Staub is terminated from his position for any reason other than "Cause" (as defined), or he terminates for "Good Reason" (as defined), he will be entitled to a lump sum severance payment equal to one year of his then-prevailing base salary and his target bonus. In addition, if a "Change in Control" (as defined) occurs during his tenure as President, Global VAC, and, within 24 months following the Change in Control, he is terminated from his position for any reason other than Cause or he terminates for Good Reason, he will be entitled to a lump sum severance payment equal to two times the sum of the his then-prevailing annual base salary plus annual target bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINETIC CONCEPTS, INC.

Date: July 19, 2007	By:	/s/ Martin J. Landon
	Name:	Martin J. Landon
	Title:	Senior Vice President and Chief Financial Officer

3